Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.358.3437
gtitus@sciclone.com	investorrelations@sciclone.com

PHASE 2 TRIAL OF RP101 IN LATE-STAGE PANCREATIC CANCER

DISCONTINUED

FOSTER CITY, CA – October 2, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the discontinuation of the investigational treatments under its randomized, placebo-controlled, double-blind Phase 2 trial that is evaluating RP101—a nucleoside analog known as BVdU—for the treatment of late-stage pancreatic cancer. This decision followed the recommendation of the Data Safety Monitoring Committee (DSMC) with oversight responsibility for this clinical trial that was based upon the data reviewed at the most recent DSMC meeting. Further details will be reported when these data have been unblinded and reviewed by SciClone.

SciClone has notified the study investigators and appropriate regulatory authorities of the decision to discontinue the study. The company expects to conduct a detailed safety and efficacy analysis once the data are unblinded and will then evaluate what effect these data will have on any future RP101 development potential. At this time, SciClone anticipates that all remaining significant clinical trial expenses for this phase 2 trial will be incurred during 2009 and that this discontinuation will not adversely impact its previously provided financial guidance.

“We are disappointed with the discontinuation of this study and we will continue to evaluate future opportunities to bring new and effective treatments to these patients,” said Friedhelm Blobel, PhD., President and Chief Executive Officer of SciClone. “We remain committed to our pipeline of promising compounds to treat cancer and infectious diseases including our ongoing phase 2 trials of SCV-07 in oral mucositis and HCV, our phase 3-ready trial of thymalfasin for Stage IV melanoma, and our planned human trial of thymalfasin for influenza H1N1 virus.”

About RP101

RP101, also known as BVdU, is a nucleoside analog which has shown, in several preclinical and clinical studies, the potential to prevent the induction of resistance to chemotherapy by suppressing genes involved in development of that resistance and enhancing sensitivity to chemotherapy

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven, global biopharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and expense management. ZADAXIN (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin, in preclinical studies as an enhancer of novel H1N1 flu vaccines; thymalfasin for stage IV melanoma, for which SciClone has reached agreement with the FDA on the design of a phase 3 trial; RP101; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; and SCV-07 with a ready-to-initiate phase 2 trial for the treatment of HCV. SciClone has exclusive commercialization and distribution rights to DC BeadTM in China, where the product is under regulatory review. The Company also has commercialization and distribution rights to an anti-nausea drug ondansetron RapidFilmTM in China and Vietnam, for which it is seeking regulatory approval. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially.. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.